Exhibit 10.11

SECOND AMENDMENT TO
FINANCING AGREEMENT

SECOND AMENDMENT, dated as of October 21, 2014 (this “Amendment”), to the Financing Agreement, dated as of November 21, 2013 (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among METALICO, INC., a Delaware corporation (“Company”), each subsidiary of the Company listed as a “Borrower” on the signature pages thereto (together with the Company and each other Person (as thereinafter defined) that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a "Guarantor” and collectively, the “Guarantors”), the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation (“TSL”), as agent for the Lenders (in such capacity, “Agent”) and Lead Arranger, and the Person party thereto from time to time as service agent for the Lenders (in such capacity, “Service Agent”).

WHEREAS, the Borrowers, the Agent, the Service Agent and the Lenders hereby agree to modify the Financing Agreement on and subject to the terms set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.

2. Amendments to Definitions. Section 1.1 of the Financing Agreement is hereby amended as follows:

(a) The definition of “Applicable Margin” in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Applicable Margin” means (a)(i) with respect to Term Loans that are LIBOR Rate Loans, 9.50% and (ii) with respect to Revolving Loans that are LIBOR Rate Loans, 3.75% and (b)(i) with respect to Term Loans that are Base Rate Loans, 8.50% and (ii) with respect to Revolving Loans that are Base Rate Loans, 2.75%.”

(b) The definition of “Existing Convertible Notes” in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Existing Convertible Notes” means the Senior Convertible Notes issued pursuant to the Securities Purchase Agreement, dated as of April 23, 2008, by and among the Company and each of the buyers named therein, due April 30, 2028, issued by the Company to the holders thereof, in each case, as amended on or before the Closing Date or otherwise amended or replaced thereafter in accordance with this Agreement.”

(c) The definition of “Leverage Ratio” in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) the sum of (i) Consolidated Total Debt (excluding any Indebtedness in respect of the Existing Convertible Notes) as of such day and (ii) at any time the Company is participating in the Vallourec Program, $3,000,000, to (b) Consolidated EBITDA for the four Fiscal Quarter period ending on such date.”

(d) The definition of “Net Proceeds” in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i)(A) Cash payments received by Company or any of its Subsidiaries from such Asset Sale plus (B) solely with respect to Specified Asset Sales described in clauses (i) and (vi) of the definition of Specified Asset Sale, current assets retained by Company or any of its Subsidiaries from such Asset Sale net of current liabilities retained by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds; and (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (A) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.”

(e) The definition of “Revolving Commitment Termination Date” in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Revolving Commitment Termination Date” means the earliest to occur of (a)  November 21, 2019; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.1.”

(f) The following new definition of “Second Amendment” is added in alphabetical order to Section 1.1 of the Financing Agreement to read as follows:

"'Second Amendment’ means the Second Amendment to Financing Agreement, dated as of October 16, 2014 by and among the Agent, the Service Agent, the Required Lenders and the Loan Parties.”

(g) The following new definition of “Second Amendment Effective Date” is added in alphabetical order to Section 1.1 of the Financing Agreement to read as follows:

"'Second Amendment Effective Date’ has the meaning specified therefor in Section 15 of the Second Amendment.”

(h) The following new definition of “Specified Asset Sales” is added in alphabetical order to Section 1.1 of the Financing Agreement to read as follows:

"'Specified Asset Sales’ has the meaning specified in the Fee Letter.”

(i) The definition of “Term Loan A Maturity Termination Date” in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Term Loan A Maturity Date” means the earlier to occur of (a) November 21, 2019, and (b) the date that the Term Loan A shall become due and payable in full hereunder, whether by acceleration or otherwise.”

(j) The definition of “Term Loan B Maturity Termination Date” in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Term Loan B Maturity Date” means the earlier to occur of (a) November 21, 2019, and (b) the date that the Term Loan B shall become due and payable in full hereunder, whether by acceleration or otherwise.”

(k) The following new definition of “Vallourec Program” is added in alphabetical order to Section 1.1 of the Financing Agreement to read as follows:

"Vallourec Program” means the early payment program provided by JPMorgan Chase Bank, N.A. to the Company for receivables due from Vallourec Star, LP.”

3. Yield Maintenance Premium. Section 2.12(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(c) Yield Maintenance Premium. If, on or prior to the 18 month anniversary of the Closing Date, Borrowers pay, for any reason (including, but not limited to, any optional or mandatory payment after the occurrence of an Event of Default or after acceleration of the Loans), all or any part of the principal balance of any Term Loan and/or any Commitment is reduced or terminated (other than (i) the termination of any Term Loan Commitment on the Closing Date or the date of the full funding of such Commitment or (ii) with respect to prepayments made pursuant to Section 2.13(e)), Borrowers shall pay to Service Agent, for the benefit of all Lenders entitled to a portion of such prepayment or reduction, an amount (the “Yield Maintenance Premium”) equal to (A) the difference between (1) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal prepayment or commitment reduction (assuming the full commitment amount has been drawn) from the date of prepayment or reduction until the 18 month anniversary of the Closing Date, minus (2) the aggregate amount of interest Lenders would earn if the prepaid or reduced principal amount were reinvested for the period from the date of prepayment or reduction until the 18 month anniversary of the Closing Date at the Treasury Rate (the term “Treasury Rate” shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Agent on the date three (3) Business Days prior to the date of prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than thirty-six (36) months), plus (B) an amount equal to the Prepayment Premium that would otherwise be payable as if such prepayment had occurred on the day after the 18 month anniversary of the Closing Date. No amount will be payable pursuant to the foregoing provisions with respect to any prepayment of all or any part of any Loan after the 18 month anniversary of the Closing Date. Nothing contained in this Section 2.12(c) shall permit any voluntary prepayment or commitment reduction not otherwise permitted by the terms of this Agreement.”

4. Mandatory Prepayments. Section 2.13 of the Financing Agreement is hereby amended by (x) replacing the reference in clause (a)(i) therein to “(other than any Asset Sale described in the Designated Transaction Letter)” with “(other than any (i) Asset Sale described in the Designated Transaction Letter and (ii) Specified Asset Sales) and (y) adding a new clause (a)(iv) to read as follows:

"(iv) No later than the first Business Day following the date of receipt by any Loan Party of any Net Proceeds of any Specified Asset Sale, Borrowers shall apply such Net Proceeds as set forth in Section 2.14(b); provided, that in the case of (x) a Specified Asset Sale described in clause (i) of the definition of Specified Asset Sale, (a) $15,000,000 in cash of such Net Proceeds shall be applied not later than the first Business Day following the date of receipt by any Loan Party of such Net Proceeds as set forth in Section 2.14(b) and (b) the remaining amount of such Net Proceeds (which remaining amount shall not be less than $3,000,000) shall be applied not later than the 30th day following the consummation of such Specified Asset Sale, and (y) a Specified Asset Sale described in clause (vi) of the definition of Specified Asset Sale, (a) $25,000,000 in cash of such Net Proceeds shall be applied not later than the first Business Day following the date of receipt by any Loan Party of such Net Proceeds as set forth in Section 2.14(b) and (b) any remaining amount of such Net Proceeds shall be applied not later than the 30th day following the consummation of such Specified Asset Sale.”

5. Issuance of Equity Securities. Section 2.13(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(c) Issuance of Equity Securities. On the date of receipt by Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, (ii) for which the proceeds of such issuance are to be used solely to prepay Existing Convertible Notes in accordance with Section 6.18, or (iii) for purposes approved in writing by Required Lenders), Borrowers shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses. Any amounts prepaid pursuant to this Section 2.13(c) in excess of 50% of such proceeds shall be treated as voluntary prepayments made pursuant to Section 2.12(a).”

6. Application of Prepayments by Type of Loans. Section 2.14(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(b) Application of Prepayments by Type of Loans. (1) Any prepayment of any Term Loan pursuant to Section 2.12 and (2) except in connection with any Waivable Mandatory Prepayment provided for in Section 2.14(c), so long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.13 (other than Section 2.13(f)), in each case, shall be applied as follows:

(i) the Proceeds from any prepayment pursuant to (x) any Asset Sale of any Revolver Priority Collateral pursuant to Section 2.13(a) (other than with respect to a Specified Asset Sale), (y) any insurance policy or condemnation award with respect to any Revolver Priority Collateral pursuant to Section 2.13(b) and (z) any Extraordinary Receipts with respect to any Revolver Priority Collateral pursuant to Section 2.13(g) shall be applied (A) first, to prepay the principal of the Revolving Loan until paid in full, (B) second, if an Event of Default has occurred and is continuing, to Cash Collateralize Letters of Credit, and (C) third, to prepay the principal of the Term Loans in the inverse order of maturity until paid in full;

(ii) the proceeds from any prepayment pursuant to (x) any Asset Sale of any Term Priority Collateral pursuant to Section 2.13(a) (other than with respect to a Specified Asset Sale), (y) any insurance policy or condemnation award with respect to any Term Priority Collateral pursuant to Section 2.13(b) and (z) any Extraordinary Receipts with respect to any Term Priority Collateral pursuant to Section 2.13(g) shall be applied (A) first, to prepay the principal of the Term Loans in the inverse order of maturity until paid in full, (B) second, to prepay the principal of the Revolving Loan until paid in full, and (C) third, if an Event of Default has occurred and is continuing, to Cash Collateralize Letters of Credit;

(iii) the proceeds from any prepayment pursuant to an Asset Sale (other than with respect to a Specified Asset Sale) of all or substantially all of the assets or Capital Stock of any Person or any insurance which Asset Sale (other than with respect to a Specified Asset Sale) or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be applied in a manner mutually determined by the Agent and Service Agent acting reasonably and in good faith;

(iv) the proceeds from any prepayment event set forth in Section 2.13(c), Section 2.13(d), Section 2.13(e) or Section 2.13(g) (other than any such proceeds applied pursuant to clauses (b)(i) or (b)(ii) above) shall be applied, (A) first, to prepay the principal of the Term Loans in the inverse order of maturity until paid in full, (B) second, to prepay the principal of the Revolving Loan until paid in full, and (C) third, if an Event of Default has occurred and is continuing, to Cash Collateralize Letters of Credit; provided that, notwithstanding the foregoing, Proceeds from (x) working capital adjustments in connection with any purchase price adjustment or (y) any purchase price adjustments in connection with a purchase agreement where the Proceeds of Revolving Loans were used to pay the purchase consideration, in each case, shall be applied to the payment of the Revolving Loans until paid in full;

(v) the proceeds from any prepayment pursuant to a Specified Asset Sale shall be applied as follows: (A) first, any Net Proceeds of Revolver Priority Collateral sold in such Specified Asset Sales shall be applied to pay the principal of the Revolving Loans (provided that the proceeds of Specified Asset Sales of all or substantially all of the assets or Capital Stock of any Person which Specified Asset Sale includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be allocated between Revolver Priority Collateral and Term Priority Collateral in a manner mutually determined by the Agent and the Service Agent), (B) second, subject to the right of the Term Loan Lenders to waive such prepayment pursuant to Section 2.14(c), the next $13,000,000 of Net Proceeds of Specified Asset Sales shall be applied to prepay the principal of the Term Loans in the inverse order of maturity, (C) third, the next $4,489,671 of Net Proceeds of Specified Asset Sales shall be applied to redeem the Existing Convertible Notes at a purchase price not to exceed par, and (D) the remaining Net Proceeds of Specified Asset Sales shall be applied (x) 35% (or 0% once (i) $13,469,013 of the Existing Convertible Notes have been redeemed or (ii) the Series B and Series C of the Existing Convertible Notes have been redeemed) to redeem the Existing Convertible Notes at a purchase price not to exceed par and (y) subject to the right of the Term Loan Lenders to waive such prepayment pursuant to Section 2.14(c), 65% (or 100% once (i) $13,469,013 of the Existing Convertible Notes have been redeemed or (ii) the Series B and Series C of the Existing Convertible Notes have been redeemed) to prepay the principal of the Term Loans in the inverse order of maturity; provided, that, no payments shall be made pursuant to clauses (B) through (D) above in this Section 2.14(b)(v) until the aggregate amount of Net Proceeds of Specified Asset Sales is at least $17,500,000; provided, further, that until an aggregate amount of Net Proceeds of Specified Asset Sales of at least $17,500,000 is received, the aggregate amount of Net Proceeds of Specified Asset Sales not applied pursuant to clause (A) above shall be held in a deposit account subject to the sole dominion and control of the Agent (the “Reserve Account”); provided, that if any amounts remain in the Reserve Account on or after December 31, 2014, then all such amounts on deposit therein at any time shall be applied to prepay the principal of the Term Loans in the inverse order of maturity or as otherwise agreed by the Agent and the Company1; and

(vi) Notwithstanding the foregoing, the Proceeds of all prepayments pursuant to any asset sale of Specified Term Priority Collateral, any insurance policy or condemnation award with respect to Specified Term Priority Collateral and any Extraordinary Receipts with respect to Specified Term Priority Collateral shall not be applied to the Revolving Loans or to Cash Collateralize any Letters of Credit.”

7. Financial Statements and Other Reports. Section 5.1 of the Financing Agreement is hereby amended by adding the following new clause (t) to read as follows:

"(t) Cash Flow Projections. On every other second business day of the week, an updated 13-week cash flow projection based on information generated through the preceding Friday, in form and substance satisfactory to the Agent.”

8. Specified Asset Sales. Section 5.17 of the Financing Agreement is hereby added to the Financing Agreement to read as follows:

“5.17 Specified Asset Sales. Company shall, and shall cause each of the Loan Parties to, consummate the Specified Asset Sales (which shall include the assumption by the purchaser of all liabilities, if any, related to such Specified Asset Sales) resulting in cash Net Proceeds of at least $20,000,000 from the disposition of such Specified Asset Sales on or before March 31, 2015 in accordance with Section 6.9(h). In addition, each Friday, Company shall deliver an update, in form and substance satisfactory to the Agent and Service Agent, of the status of the sale process with respect to the Specified Asset Sales and such other information with respect to the sale process that the Agent or Service Agent requests.”

9. Leverage Ratio. Section 6.8(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(a) Leverage Ratio. Company and its Subsidiaries shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
September 30, 2014	6.00:1.00
December 31, 2014	6.00:1.00
March 31, 2015	6.00:1.00
June 30, 2015	6.00:1.00
September 30, 2015	6.00:1.00
December 31, 2015	6.00:1.00
March 31, 2016	5.50:1.00
June 30, 2016	5.00:1.00
September 30, 2016	4.50:1.00
December 31, 2016 and each Fiscal Quarter ending thereafter	4.00:1.00”

10. Certain Calculations. Section 6.8(d) of the Financing Agreement is hereby amended by adding the following sentence at the end thereof to read as follows: “After giving effect to (x) any Specified Asset Sales (other than any Specified Asset Sale described in clauses (i) and (vi) of the definition of Specified Asset Sale), (i) the financial covenant levels set forth in Section 6.8 shall be reset as reasonably determined by the Agent; provided, that such levels shall not be reset to levels less than 4.25 to 1.00 and (ii) the Loan Parties, the Agent and the Required Lenders shall promptly execute an amendment to this Agreement to reflect such adjusted financial covenant levels, (y) the Specified Asset Sale described in clause (i) of the definition of Specified Asset Sale, the financial covenant levels of “6.00:1.00” set forth in Section 6.8(a) as in effect on the Second Amendment Effective Date shall be automatically reset to “5.50:1.00”, and (z) the Specified Asset Sales described in both clauses (i) and (vi) of the definition of Specified Asset Sale, the financial covenant levels of “6.00:1.00” set forth in Section 6.8(a) as in effect on the Second Amendment Effective Date shall be automatically reset to “5.75:1.00”.”

11. Fundamental Changes; Disposition of Assets; Acquisitions. Section 6.9 of the Financing Agreement is hereby amended by (i) amending and restating clause (c) therein in its entirety to read as follows:

"(c) Asset Sales (other than Specified Asset Sales), the proceeds of which, when aggregated with the proceeds of all other Asset Sales (other than Specified Asset Sales) made within the same Fiscal Year, are less than $2,000,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Company), (B) no less than 75% thereof shall be paid in Cash, and (C) the Net Proceeds thereof shall be applied as required by Section 2.13(a);”,

(ii) deleting the word “and” at the end of clause (f) therein, (iii) deleting the “.” at the end of clause (g) therein and replacing it with “; and”, and (iv) adding the following additional clause (h) to read as follows:

"(h) Specified Asset Sales; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Company), (B) no less than 100% thereof shall be paid in Cash, (C) such Specified Assets Sales occur on or prior to March 31, 2015 (or such later date as the Agent and Service Agent may agree to in their sole discretion) and (D) the Net Proceeds thereof shall be applied as set forth in Section 2.14(b)(v).”

12. Prepayments of Certain Indebtedness. Section 6.18 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.18 Prepayments of Certain Indebtedness. No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, and (c) the Indebtedness identified by the Borrowers to the Agent and the Lenders in writing prior to the Closing Date then outstanding solely at a purchase price not to exceed par with (i) the proceeds of the Term Loan B, (ii) the Net Proceeds of Specified Asset Sales pursuant to Section 2.14(b)(v) and (iii) the proceeds of the issuance of Capital Stock of the Company not required to prepay the Loans pursuant to Section 2.13(c).”

13. Events of Default. Section 8.1(c) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5 Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.13, Section 5.14, Section 5.15, Section 5.16 or Section 5.17 or Article VI; or”

14. Waiver and Consent.

(a) Pursuant to the request by the Loan Parties, but subject to satisfaction of the conditions set forth in Section 15 hereof, and in reliance upon (A) the representations and warranties of Loan Parties set forth herein and in the Financing Agreement and (B) the agreements of the Loan Parties set forth herein, (i) the Required Lenders hereby waive any Event of Default that has or would otherwise arise under (x) Section 8.1(b) of the Financing Agreement solely by reason of the Loan Parties failing to pay the Existing Convertible Notes on June 30, 2014 pursuant to the put notices received by the Loan Parties from the holders of the Existing Convertible Notes and (y) Section 8.1(c) of the Financing Agreement solely by reason of the Loan Parties failing to comply with the Leverage Ratio covenant in Section 6.8(a) of the Financing Agreement for the Fiscal Quarter ending June 30, 2014, and (ii) the Required Lenders hereby consent to (x) the amendment and conversion of the Existing Convertible Notes on terms, conditions and agreements satisfactory to the Required Lenders, and (y) the Company’s participation in the Vallourec Program in an aggregate amount not to exceed $30 million in revenue per year.

(b) The waiver and consents in this Section 14 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

15. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment, in a manner reasonably satisfactory to the Required Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Required Lenders is hereinafter referred to as the “Second Amendment Effective Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties contained herein, in the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date hereof shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date. No Event of Default or Default shall have occurred and be continuing or would result from the consummation of the Second Amendment.

(b) Delivery of Amendment. Agent shall have received this Amendment, duly executed by the Borrowers, the Guarantors, the Agent, the Service Agent and the Lenders.

(c) Delivery of Fee Letter Amendment. Agent shall have received an amendment to the Fee Letter, in form and substance reasonably satisfactory to the Agent (the “Fee Letter Amendment”), duly executed by the Borrowers and the Agent.

(d) First Niagara Waiver. Agent shall have received a waiver, in form and substance reasonably satisfactory to the Agent, with respect to (i) the financial covenant default under the equipment financing agreement, dated as of December 12, 2011, as amended from time to time, by and between First Niagara Leasing, Inc. and Buffalo Shredding and Recovery, LLC, (ii) amending the leverage ratio covenant levels therein to be no more onerous than the leverage ratio covenant levels set forth in the Second Amendment and (iii) containing the written agreement of First Niagara Leasing, Inc. and the Loan Parties party thereto that all financial covenants set forth in such equipment financing agreement shall automatically be amended at all times in the future to be no more onerous than the financial covenants set forth in the Financing Agreement at any time.

(e) Existing Convertible Notes. The following transactions may be effectuated with respect to the Existing Convertible Notes: (i) the Existing Convertible Notes may be converted (x) to preferred stock or common stock of the Company at a conversion price and formula, in each case, acceptable to the Required Lenders and (y) pursuant to terms and conditions acceptable to the Required Lenders; and/or (ii) the Existing Convertible Notes may be amended, modified and re-issued as Series A, B and C Notes, each in equal principal amounts, pursuant to terms and conditions acceptable to the Lenders, including, without limitation, (x) a requirement that all interest with respect to such notes is paid-in-kind and (y) a provision that the Series A, B and C Notes will have a one-time put date of May 31, 2020. Notwithstanding the foregoing, 100% of the principal amount of the Existing Convertible Notes must be converted and/or amended, modified and reissued as set forth in clauses (i) and/or (ii) above on the Second Amendment Effective Date, in each case, pursuant to terms, conditions and agreements satisfactory to the Lenders.

(f) Warrants. TSL shall have received (i) warrants, in form and substance satisfactory to TSL, entitling TSL to convert the Additional Fee (as defined in the Fee Letter Amendment), in whole or in part, to common stock of the Company at a per-share conversion price equal to a 10-trading day volume-weighted average price (“VWAP”) for the 10 trading days prior to the Second Amendment Effective Date (collectively, the “Warrants”, which shall be in the form attached hereto as Annex A) and (ii) all other agreements, certificates, and opinions required by TSL in connection with the issuance of the Warrants, in form and substance satisfactory to TSL.

(g) Expenses. Company shall have paid all costs and expenses of the Agent, the Service Agent and the Lenders pursuant to Section 10.2 of the Financing Agreement in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees set forth in the Fee Letter as amended by the Fee Letter Amendment.

16. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) The execution, delivery and performance by each Loan Party of this Amendment (including, without limitation, Section 17) and the performance by each Loan Party of the Financing Agreement, as amended hereby, has been duly authorized by all necessary action, and each Loan Party has all requisite power, authority and legal right to execute, deliver and perform this Amendment (including, without limitation, Section 17) and to perform the Financing Agreement, as amended hereby.

(b) This Amendment and the Financing Agreement, as amended hereby, is a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

17. Release. The Loan Parties may have certain Claims against the Released Parties, as those terms are defined below, regarding or relating to the Financing Agreement or the other Loan Documents. The Agent, the Lead Arranger, the Service Agent, the Lenders and the Loan Parties desire to resolve each and every one of such Claims in conjunction with the execution of this Amendment and thus each Loan Party makes the releases contained in this Section 17. In consideration of the Agent, the Lead Arranger, the Service Agent, and the Lenders entering into this Amendment and agreeing to substantial concessions as set forth herein, each Loan Party hereby fully and unconditionally releases and forever discharges each of the Agent, the Lead Arranger, the Service Agent and the Lenders, and their respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the "Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, from the beginning of the world to the date on which this Amendment is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which any Loan Party has, had, claims to have had or hereafter claims to have against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Amendment is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Amendment is executed, including the administration or enforcement of the Revolving Loans, the Term Loans, the Obligations, the Financing Agreement or any of the Loan Documents, in each case, regarding or relating to the Financing Agreement and the other Loan Documents (collectively, all of the foregoing, the “Claims”). Each Loan Party represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts or acts of omissions of the Released Parties which on the date hereof would be the basis of a claim by any Loan Party against the Released Parties which is not released hereby, in each case, regarding or relating to the Financing Agreement and the other Loan Documents. Each Loan Party represents and warrants that the foregoing constitutes a full and complete release of all such Claims.

18. Miscellaneous.

(a) Continued Effectiveness of the Financing Agreement. Except as otherwise expressly provided herein, the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Second Amendment Effective Date (i) all references in the Financing Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the “Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment. To the extent that the Financing Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agent, the Lead Arranger, the Service Agent and the Lenders under the Financing Agreement or any other Loan Document, nor constitute a waiver or an amendment of any provision of the Financing Agreement or any other Loan Document.

(b) Reaffirmation. Each Loan Party hereby reaffirms its obligations under each Loan Document to which it is a party. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Pledge and Security Agreement or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof.

(c) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(d) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e) Costs and Expenses. The Loan Parties agree to pay on demand all reasonable fees, costs and expenses of the Agent, the Service Agent and the Lenders pursuant to Section 10.2 of the Financing Agreement in connection with the preparation, execution and delivery of this Amendment.

(f) Second Amendment as Loan Document. Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(g) Governing Law. This Amendment shall be governed by the laws of the State of New York.

(h) Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:

METALICO, INC.
AMERICAN CATCON, INC.
BUFFALO SHREDDING AND RECOVERY,
LLC
FEDERAL AUTOCAT RECYCLING, L.L.C.
GOODMAN SERVICES, INC.
HYPERCAT ADVANCED CATALYST PRODUCTS, LLC
MAYCO INDUSTRIES, INC.
METALICO AKRON, INC.
METALICO ALUMINUM RECOVERY, INC.
METALICO BUFFALO, INC.
METALICO PITTSBURGH, INC.
METALICO ROCHESTER, INC.
METALICO TRANSFER, INC.
METALICO TRANSPORT, INC.
METALICO YOUNGSTOWN, INC.
SANTA ROSA LEAD PRODUCTS, INC.
SKYWAY AUTO PARTS, INC.
TOTALCAT GROUP, INC.
TRANZACT CORPORATION

By       /s/ Michael J. Drury
Name: Michael J. Drury
Title: Authorized Representative

GUARANTORS:

ABBY BURTON, LLC

ADRIANA ELEVEN, LLC
ALLISON MAIN, LLC
CATHERINE LAKE, LLC
ELIZABETH HAZEL LLC
ELLEN BARLOW, LLC
GABRIELLE MAIN, LLC
GENERAL SMELTING & REFINING, INC.
MACKENZIE SOUTH, LLC
MEGAN DIVISION, LLC
MELINDA HAZEL LLC
METALICO AKRON REALTY, INC.
METALICO ALABAMA REALTY, INC.
METALICO COLLIERS REALTY, INC.
METALICO-GRANITE CITY, INC.
METALICO GULFPORT REALTY, INC.
METALICO NEVILLE REALTY, INC.
METALICO NEW YORK, INC.
METALICO SYRACUSE REALTY, INC.
METALICO TRANSFER REALTY, INC.
OLIVIA DEFOREST, LLC
RIVER HILLS BY THE RIVER, INC.
WEST COAST SHOT, INC.

By       /s/ Michael J. Drury
Name: Michael J. Drury
Title: Authorized Representative

TPG SPECIALTY LENDING, INC.,
as Agent, Lead Arranger and a Lender
By:	/s/ Michael Fishman

Name: Michael Fishman
Title: CEO

TPG SL SPV, LLC,
as a Lender
By: /s/ Michael Fishman
Name: Michael Fishman
Title: President

PNC BANK, NATIONAL ASSOCIATION,
as Service Agent and a Lender
By: /s/ Sari J. Garrick
Name: Sari J. Garrick
Title: Senior Vice President
Annex A

[attach form of Warrant]

(See Exhibit 10.53)

[1]	For illustrative purposes only, an example of the foregoing application of the Net Proceeds of Specified Asset Sales is the following: (i) Specified Asset Sales generate Net Proceeds of $20,000,000, (ii) the portion of such Net Proceeds of Specified Asset Sales with respect to Revolver Priority Collateral (provided that the proceeds of Specified Asset Sales of all or substantially all of the assets or Capital Stock of any Person which Specified Asset Sale includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be allocated between Revolver Priority Collateral and Term Priority Collateral in a manner mutually determined by the Agent and the Service Agent, which for purposes of this example, will be $2,500,000) are applied to pay the principal of the Revolving Loans, (iii) subject to the right of the Term Loan Lenders to waive such prepayment pursuant to Section 2.14(c), $13,000,000 of such Net Proceeds of Specified Asset Sales are applied to prepay the principal of the Term Loans in the inverse order of maturity, (iv) $4,489,671 of such Net Proceeds of Specified Asset Sales are applied to redeem the Existing Convertible Notes at a purchase price not to exceed par and (v) the remaining Net Proceeds of such Specified Asset Sales shall be applied (x) 35% (or 0% once (i) $13,469,013 of the Existing Convertible Notes have been redeemed or (ii) the Series B and Series C of the Existing Convertible Notes have been redeemed) to redeem the Existing Convertible Notes at a purchase price not to exceed par and (y) subject to the right of the Term Loan Lenders to waive such prepayment pursuant to Section 2.14(c), 65% (or 100% once (i) $13,469,013 of the Existing Convertible Notes have been redeemed or (ii) the Series B and Series C of the Existing Convertible Notes have been redeemed) to prepay the principal of the Term Loans in the inverse order of maturity